EXHIBIT 99

BOSTON BEER REPORTS SECOND QUARTER VOLUME,
REVENUE AND EARNINGS

BOSTON, MA (8/3/05) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved second quarter 2005 diluted earnings per share of $0.35 and net income of $5.1 million, down $0.02 and $0.2 million, respectively, from the same period last year. Net revenue decreased 0.6% in the second quarter of 2005, and gross profit declined to 59.9% from 60.5% as compared to the second quarter of 2004. For the six months ended June 25, 2005, the Company recorded diluted earnings per share of $0.62 and net income of $9.1 million, up $0.16 and $2.5 million versus 2004. Net revenue increased by 3.4% to $110.3 million during the first six months 2005 compared to the prior year.

Distributor sales of the Boston Beer brands to retail (depletions) increased approximately 4% in the second quarter of 2005 over the second quarter of 2004.

Jim Koch, chairman and founder of the Company, commented, "We are pleased by the depletion growth in the second quarter, which resulted in approximately 2% growth for the first six months as compared to the prior year. It is too early to say whether the depletion growth experienced in the second quarter is related to our new brand communication that we introduced in March 2005. We have, however, received numerous favorable comments from our wholesalers on the brand advertising, and we are encouraged by this positive feedback. We expect to have a clearer view of any impact the new brand messaging has on the brands' success towards this year end."

Martin Roper, Boston Beer Company President and CEO, said, "The depletion growth achieved in the second quarter reflected a strong performance in June. During the quarter, we saw continued strong growth in Twisted Tea, Samuel Adams Seasonals and Brewmaster's Collection, which was offset by some declines in Samuel Adams Boston Lager and Sam Adams Light. On-premise trends improved, and were positive for the latest quarter driven by growth in our seasonal business and improvement in Lager draft trends. We also saw some improvement in bottled beer packages, which was primarily driven by the growth in our Brewmaster's Collection and Seasonal styles. As Jim noted, it is too early to tell whether these improvements in trends were influenced by our recent brand initiatives."

"Pricing remained reasonably stable during the quarter and we expect this to continue. We did choose to respond selectively to some competitive better beer discounting in a couple of markets, and will react to any future activity as appropriate," Mr. Roper added.

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Second Quarter Results

As reflected on the following chart, reported shipment volume for the period was 0.4 million barrels, a 2.8% decline from prior year.

In Barrels (not in 000's)	Q2-2005	Q2-2004	%Chg

Total Boston Beer Brands	351,000	359,000	-2.2%
Third Party Contract Brewing	2,000	4,000	- 50.0%

Total Company	353,000	363,000	-2.8%

Distributor sales of the Boston Beer brands to retail (depletions) increased by approximately 4% during the second quarter of 2005 compared to the same period last year. The 4% growth is primarily due to increases in Twisted Tea®, Brewmaster's Collection and Samuel Adams® Seasonals, offset by some weakness in Samuel Adams Boston Lager® and Sam Adams Light®. An inventory build that occurred at the wholesaler level during the first quarter of 2005 resulted in the disparity between the 2.2% decline in shipments of Boston Beer core brands and the 4% increase in depletions during the second quarter of 2005. Wholesaler inventory levels at the end of the second quarter of 2005 were at normal levels, based on historical measures.

The Company's recorded net income of $5.1 million, or $0.35 per diluted share, for the three months ended June 25, 2005, decreased by $0.2 million or $0.02 per diluted share from the same period last year. The slight decline in net revenue and gross margin during the second quarter of 2005 was due to an adjustment of estimated excise taxes payable of approximately $0.5 million. The decline in gross profit as a percentage of net sales was further driven by a 3.7% increase in cost of goods sold per barrel, which was primarily the result of changes in the product and package mix, and increases in the cost of packaging compared to the same quarter last year.

Year-to-Date Results

As reflected on the following chart, reported shipment volume for the period was 0.6 million barrels, a 1.1% increase from the prior year.

In Barrels (not in 000's)	6 MOS-2005	6 MOS-2004	%Chg

Total Boston Beer Brands	629,000	620,000	1.5%
Third Party Contract Brewing	4,000	6,000	-33.3%

Total Company	633,000	626,000	1.1%

Distributor sales of the Boston Beer brands to retail (depletions) increased by approximately 2% during the first half of 2005 compared to the same period last year. Similar to the quarter trends, the 2% growth is primarily attributable to increases in Twisted Tea®, Brewmaster's Collection and Samuel Adams® Seasonals, offset by some weakness in Samuel Adams Boston Lager® and Sam Adams Light®.

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The Company's recorded net income of $9.1 million, or $0.62 per diluted share for the six months ended June 25, 2005, increased by $2.5 million, or $0.16 per diluted share as compared to the same period last year. Net revenue per barrel increased by 2.3% during the period primarily because of net price increases and a shift in the product and package mix. Gross margins as a percent of net sales increased to 60.5% from 60.1% in the same period last year, principally due to net price increases partially offset by unfavorable production costs and an adjustment to the provision for excise taxes payable. Advertising, promotional and selling expenses for the six months were down by $1.9 million, or 4.0%, compared to the same period last year. General and administrative expenses increased by $1.2 million compared to the same period last year, because of increases in wages, accounting, audit and legal fees.

Bill Urich, Boston Beer Chief Financial Officer, commented, "Our 2005 full year earnings per share target of between $0.94 and $1.00 remains unchanged from what we have previously communicated. Our slight gross margin decline in the second quarter was primarily driven by the excise tax adjustment, and we expect gross margins for the rest of the year to be approximately equal to our year-to-date rate, provided the product mix is stable. Our production costs have been in line with expectations, with the exception of increasing fuel cost pressures. We expect to offset these increases with certain efficiency initiatives."

"The $6.5 million Cincinnati brewery expansion project remains on schedule for completion in the third quarter," Urich continued. "We continue to expect our capital expenditures for the year to be between $12.0 and $15.0 million. For the full year 2005, we expect to increase our brand support in advertising, promotional and selling expenditures by between $3.0 and $5.0 million over the full year 2004."

Other Matters

Shipments and orders in-hand suggest that core shipments for July and August 2005 could be up approximately 11% as compared to the same period in 2004. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods.

During three months ended June 25, 2005, the Company repurchased $3.6 million of its Class A Common Stock. Effective July 26, 2005, the Company's Board of Directors increased the aggregate expenditure limitation on the Company's Stock Repurchase Program from $80.0 million to $100.0 million. As of August 2, 2005, the Company has repurchased a total of approximately 7.3 million shares of its Class A Common Stock for an aggregate purchase price of $80.0 million, and had $20.0 million remaining on the $100.0 million share buyback expenditure limit. As of August 2, 2005, the Company had 10.0 million shares of Class A Common Stock outstanding and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America's leading brewer of hand-crafted, full-flavored beer. Founder and brewer Jim Koch brews Samuel Adams® beers using the time-honored, traditional four-vessel brewing process and the world's finest all-natural ingredients. Beer lovers can enjoy many styles of Samuel Adams® beers that range from light-bodied to bold, traditional to extreme. In the last twenty years, the brewery has won more awards in international beer tasting competitions than any other brewery in the world. Samuel Adams Boston Lager®, the Company's flagship brand, is brewed using the same recipe and techniques that Jim Koch's great-great grandfather used in the mid-1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity and consistent quality. For more information about Samuel Adams® beers, visit www.samueladams.com or visit www.bostonbeer.com for financial information.

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Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 25, 2004 and December 27, 2003. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Wednesday, August 3, 2005

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:

	(unaudited)		(unaudited)
	Quarter Ended		6 Months Ended

	June 25,	June 26,	June 25,	June 26,
	2005	2004	2005	2004

Barrels sold	353	363	633	626

Revenue	$68,495	$68,520	$122,120	$117,827
Less excise taxes	6,862	6,503	11,778	11,155

Net revenue	61,633	62,017	110,342	106,672
Cost of goods sold	24,701	24,504	43,578	42,577

Gross profit	36,932	37,513	66,764	64,095
Advertising, promotional and
selling expenses	25,073	25,217	44,881	46,739
General and administrative expenses	3,999	3,630	8,019	6,839

Total operating expenses	29,072	28,847	52,900	53,578

Operating income	7,860	8,666	13,864	10,517
Interest income, net	479	187	780	387
Other income (expense), net	60	(231)	218	(239)

Income before income taxes	8,399	8,622	14,862	10,665
Provision for income taxes	3,256	3,259	5,756	4,031

Net income	$5,143	$5,363	$9,106	$6,634

Net income per share - basic	$0.36	$0.38	$0.64	$0.47

Net income per share - diluted	$0.35	$0.37	$0.62	$0.46

Weighted average number of
common shares - basic	14,258	14,126	14,267	14,073

Weighted average number of
common shares - diluted	14,614	14,465	14,653	14,406

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)
	(unaudited)
	June 25,	December 25,
	2005	2004

Assets
Current Assets:
Cash and cash equivalents	$40,591	$35,794
Short-term investments	24,100	24,000
Accounts receivable, net of allowance for doubtful
accounts of $423 and $597 as of June 25, 2005
and December 25, 2004, respectively	12,455	12,826
Inventories	12,146	12,561
Prepaid expenses	1,032	883
Deferred income taxes	1,505	1,474
Other assets	370	230

Total current assets	92,199	87,768

Property, plant and equipment, net	22,214	17,222
Other assets	1,083	1,095
Goodwill	1,377	1,377

Total assets	$116,873	$107,462

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$9,533	$9,744
Accrued expenses	18,761	16,494

Total current liabilities	28,294	26,238

Deferred income taxes	1,609	2,085
Other liabilities	722	769

Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 10,077,963 and
10,088,869 issued and outstanding as of June
25, 2005 and December 25, 2004, respectively	101	101
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued
and outstanding	41	41
Additional paid-in capital	68,621	66,157
Unearned compensation	(439)	(280)
Accumulated other comprehensive loss	(101)	(203)
Retained earnings	18,025	12,554

Total stockholders' equity	86,248	78,370

Total liabilities and stockholders' equity	$116,873	$107,462

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Consolidated Statements of Cash Flows:

	(unaudited)
	Six Months Ended

	June 25,	June 26,
	2005	2004

Cash flows from operating activities:
Net income	$9,106	$6,634
Adjustments to reconcile net income to net cash from
operating activities:
Depreciation and amortization	2,059	2,526
Gain on disposal of fixed assets	(10)	-
Realized loss on sale of short-term investments	-	229
Stock option compensation expense	71	63
Tax benefit from stock options exercised	588	689
Changes in assets and liabilities:
Accounts receivable	371	(4,841)
Inventories	415	710
Prepaid expenses	(149)	82
Other assets	(10)	1,522
Deferred income taxes	(405)	32
Accounts payable	(211)	1,781
Accrued expenses	2,267	3,263
Other liabilities	(47)	(46)

Net cash from operating activities	14,045	12,644

Cash flows (used in) from investing activities:
Purchases of property, plant and equipment	(6,981)	(2,051)
Proceeds on disposal of property, plant and equipment	12	-
Purchases of short-term investments	(200)	(9,257)
Proceeds from the sale of short-term investments	100	20,983

Net cash (used in) from investing activities	(7,069)	9,675

Cash flows (used in) from financing activities:
Repurchase of stock	(3,635)	-
Proceeds from exercise of stock options	1,311	1,845
Net proceeds from the sale of Investment Shares	145	112

Net cash (used in) from financing activities	(2,179)	1,957

Change in cash and cash equivalents	4,797	24,276

Cash and cash equivalents at beginning of period	35,794	27,792

Cash and cash equivalents at end of period	$40,591	$52,068

Supplemental disclosure of cash flow information:
Income taxes paid	$4,882	$533

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